July 26, 2024
Buffalo Funds
c/o Kornitzer Capital Management, Inc.
5420 West 61st Place
Mission, Kansas 66205
Ladies and Gentlemen:
We consent to the incorporation by reference in this Registration Statement of: our opinion dated
September 28, 2007 regarding the sale of Investor Class shares (formerly undesignated) of the Buffalo
International Fund; our opinion dated July 30, 2008 regarding the sale of Investor Class shares (formerly undesignated) of the Buffalo Flexible Allocation Fund (f/k/a Buffalo Balanced Fund), Buffalo High
Yield Fund, Buffalo Blue Chip Growth Fund (f/k/a Buffalo Large Cap Fund), Buffalo Small Cap
Growth Fund (f/k/a Buffalo Small Cap Fund) and Buffalo Growth Fund (f/k/a Buffalo USA Global
Fund); our opinion dated November 28, 2012 regarding the sale of Investor Class shares (formerly undesignated) of the Buffalo Growth & Income Fund (f/k/a Buffalo Dividend Focus Fund); and our
opinion dated June 28, 2019 regarding the sale of Institutional Class shares of the Buffalo Mid Cap
Discovery Fund (f/k/a Buffalo Discovery Fund), Buffalo Growth & Income Fund (f/k/a Buffalo
Dividend Focus Fund), Buffalo Early Stage Growth Fund (f/k/a Buffalo Emerging Opportunities Fund),
Buffalo Flexible Allocation Fund (f/k/a Buffalo Flexible Income Fund), Buffalo Growth Fund, Buffalo
High Yield Fund, Buffalo International Fund, Buffalo Blue Chip Growth Fund (f/k/a Buffalo Large Cap
Fund), Buffalo Mid Cap Growth Fund (f/k/a Buffalo Mid Cap Fund) and Buffalo Small Cap Growth
Fund (f/k/a Buffalo Small Cap Fund); each a series of Buffalo Funds.
In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.